U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Tella                            William             C.
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   (Last)                           (First)             (Middle)

    150 Motor Parkway
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                                    (Street)

    Hauppauge,                         NY                 11788
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   (City)                           (State)              (Zip)

    Curative Health Services, Inc.  (Cure)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol



________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


     January 2002
________________________________________________________________________________
4.   Statement for Month/Year



________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)

     Sr. VP of Business Development
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                          1/25/02        M               4,800       A      4.75     23,541         D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                          1/25/02        M               4,800       A      4.875    28,341         D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                          1/25/02        M               24,996      A      6.50     53,337         D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                          1/25/02        M               1,600       A      6.75     54,937         D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                          1/25/02        M               4,583       A      11.50    59,520         D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                          1/25/02        M               8,000       A      6.375    67,520         D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                          1/25/02        M               11,666      A      6.125    79,186         D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                          1/25/02        M               30,000      A      5.406    109,186        D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                          1/25/02        M               10,002      A      5.563    119,188        D
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of        Form
                    2.                                                                                     Deriv-    of
                    Conver-                    5.                              7.                          ative     Deriv-  11.
                    sion                       Number of                       Title and Amount            Secur-    ative   Nature
                    or                         Derivative    6.                of Underlying      8.       ities     Secur-  of
                    Exer-             4.       Securities    Date              Securities         Price    Bene-     ity:    In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)   of       ficially  Direct  direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------   Deriv-   Owned     (D) or  Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount   ative    at End    In-     ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or       Secur-   of        direct  Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number   ity      Month     (I)     ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of       (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares   5)       4)        4)      4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 Incentive                                                                      Common
 Stock Options       4.75    1/25/02  M               4,800  1/25/02   5/26/03  Stock     4,800    4.75     -         D
------------------------------------------------------------------------------------------------------------------------------------
 Incentive                                                                      Common
 Stock Options       4.875   1/25/02  M               4,800  1/25/02   2/17/04  Stock     4,800    4.875    -         D
------------------------------------------------------------------------------------------------------------------------------------
 Incentive                                                                      Common
 Stock Options       6.50    1/25/02  M               24,996 1/25/02   5/26/09  Stock     30,000   6.50     5,004     D
------------------------------------------------------------------------------------------------------------------------------------
 Incentive                                                                      Common
 Stock Options       6.75    1/25/02  M               1,600  1/25/02   8/11/02  Stock     1,600    6.75     -         D
------------------------------------------------------------------------------------------------------------------------------------
 Incentive                                                                      Common
 Stock Options       11.50   1/25/02  M               4,583  1/25/02   3/9/09   Stock     5,000    11.50    417       D
------------------------------------------------------------------------------------------------------------------------------------
 Incentive                                                                      Common
 Stock Options       6.375   1/25/02  M               8,000  1/25/02   6/5/05   Stock     8,000    6.375    -         D
------------------------------------------------------------------------------------------------------------------------------------
 Incentive                                                                      Common
 Stock Options       6.125   1/25/02  M               11,666 1/25/02   2/22/10  Stock     20,000   6.125    8,334     D
------------------------------------------------------------------------------------------------------------------------------------
 Incentive                                                                      Common
 Stock Options       5.406   1/25/02  M               30,000 1/25/02   5/31/10  Stock     60,000   5.406    30,000    D
------------------------------------------------------------------------------------------------------------------------------------
 Incentive                                                                      Common
 Stock Options       5.563   1/25/02  M               10,002 1/25/02   12/22/10 Stock     30,000   5.563    19,998    D
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:


        /s/ John C. Prior                                   February 11, 2002
---------------------------------------------            -----------------------
            John C. Prior                                         Date
         (Attorney in Fact)
      **Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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